UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

PeopleSupport, Inc.

(Name of Issuer)

Common, 0.010000 par value per share

(Title of Class of Securities)

712714302

(CUSIP Number)

Friday, May 11, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Raj Rajaratnam

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,276,855

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,276,855

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,276,855

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Advisors, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 112,040

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 112,040

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 112,040

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .5% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon International Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,076,855

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,076,855

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,076,855

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Special Opportunities Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,076,855

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,076,855

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,076,855

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,640

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,640

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,640

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 549,200

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 549,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 549,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.3% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Technology Mac 88, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 150,160

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 150,160

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,160

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .6% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Admiral's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 60,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 60,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 60,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .3% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 11,400

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 11,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 53,955

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 53,955

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 53,955

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Diversified Fund, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SG AM AI EC IV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 8,900

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 8,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Buccaneer's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 42,600

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 42,600

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 42,600

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Special Opportunities Master Fund, SPC Ltd. - Galleon Crossover Segregated Portfolio

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 712714302

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon International Master Fund, SPC Ltd. - Galleon Multistrategy Segregated Portfolio

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 100,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 100,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 23,510,000 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer PeopleSupport, Inc.
	(b)	Address of Issuers Principal Executive Offices 1100 Glendon Avenue Suite 1250, Los Angeles, CA, 90024
Item 2.
(a)

Name of Person Filing

Raj Rajaratnam

Galleon Advisors, L.L.C.

Galleon International Management, LLC

Galleon Management, L.L.C.

Galleon Special Opportunities Management, LLC

Galleon Management, L.P.

Galleon Technology Partners II, L.P.

Galleon Technology Offshore, LTD

Technology Mac 88, LTD

Galleon Admiral's Offshore, LTD.

Galleon Captain's Partners, L.P.

Galleon Captain's Offshore, LTD.

Galleon Diversified Fund, LTD

SG AM AI EC IV

Galleon Buccaneer's Offshore, LTD.

Galleon Special Opportunities Master Fund, SPC Ltd. - Galleon Crossover Segregated Portfolio

Galleon International Master Fund, SPC Ltd. - Galleon Multistrategy Segregated Portfolio

(b)

Address of Principal Business Office or, if none, Residence

For Galleon Management, L.P.:
590 Madison Avenue, 34th Floor
New York, NY 10022

For each Reporting Person other than Galleon Management, L.P.:
c/o Galleon Management, L.P.
590 Madison Avenue, 34th Floor
New York, NY 10022

(c)

Citizenship

For Raj Rajaratnam: United States

For Galleon Advisors, L.L.C.: Delaware

For Galleon International Management, LLC: Delaware

For Galleon Management, L.L.C.: Delaware

For Galleon Special Opportunities Management, LLC : Cayman Islands

For Galleon Management, L.P.: Delaware

For Galleon Technology Partners II, L.P.: Delaware

For Galleon Technology Offshore, LTD: Bermuda

For Technology Mac 88, LTD: Cayman Islands

For Galleon Admiral's Offshore, LTD.: Bermuda

For Galleon Captain's Partners, L.P.: Delaware

For Galleon Captain's Offshore, LTD.: Bermuda

For Galleon Diversified Fund, LTD: Cayman Islands

For SG AM AI EC IV: Cayman Islands

For Galleon Buccaneer's Offshore, LTD.: Cayman Islands

For Galleon Special Opportunities Master Fund, SPC Ltd. - Galleon Crossover Segregated Portfolio: Cayman Islands

For Galleon International Master Fund, SPC Ltd. - Galleon Multistrategy Segregated Portfolio: Cayman Islands

	(d)	Title of Class of Securities Common, $0.010000 par value per share
	(e)	CUSIP Number 712714302

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Raj Rajaratnam
	(a)	Amount beneficially owned: 1,276,855.00
	(b)	Percent of class: 5.4% (Based upon 23,510,000 shares of Common outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 1,276,855.00
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 1,276,855.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Management, L.L.C. and Galleon Management, L.P.
(a)	Amount beneficially owned: 1,076,855.00
(b)	Percent of class: 4.6% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 1,076,855.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 1,076,855.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon International Management, LLC
(a)	Amount beneficially owned: 100,000.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Special Opportunities Management
(a)	Amount beneficially owned: 100,000.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Advisors, L.L.C.
(a)	Amount beneficially owned: 112,040.00
(b)	Percent of class: .5% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 112,040.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 112,040.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Partners II, L.P.
(a)	Amount beneficially owned: 100,640.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,640.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,640.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Offshore, LTD
(a)	Amount beneficially owned: 549,200.00
(b)	Percent of class: 2.3% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 549,200.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 549,200.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Technology Mac 88, LTD
(a)	Amount beneficially owned: 150,160.00
(b)	Percent of class: .6% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 150,160.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 150,160.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Admiral's Offshore, LTD.
(a)	Amount beneficially owned: 60,000.00
(b)	Percent of class: .3% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 60,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 60,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Partners, L.P.
(a)	Amount beneficially owned: 11,400.00
(b)	Percent of class: % (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 11,400.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 11,400.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Offshore, LTD.
(a)	Amount beneficially owned: 53,955.00
(b)	Percent of class: .2% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 53,955.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 53,955.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Diversified Fund, LTD
(a)	Amount beneficially owned: 100,000.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. SG AM AI EC IV
(a)	Amount beneficially owned: 8,900.00
(b)	Percent of class: % (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 8,900.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 8,900.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Buccaneer's Offshore, LTD.
(a)	Amount beneficially owned: 42,600.00
(b)	Percent of class: .2% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 42,600.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 42,600.00

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Galleon Special Opportunities Master Fund, SPC Ltd. - Galleon Crossover Segregated Portfolio

(a)	Amount beneficially owned: 100,000.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,000.00

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Galleon International Master Fund, SPC Ltd. - Galleon Multistrategy Segregated Portfolio

(a)	Amount beneficially owned: 100,000.00
(b)	Percent of class: .4% (Based upon 23,510,000 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 100,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 100,000.00

  Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon Diversified Fund, Ltd., Vitruvius SICAV Vitruvius Growth Opportunities, and Technology MAC 88, Ltd.. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Polaris Prime Technology (Cayman), L.P., and SG AM AI EC IV, Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon Diversified Fund, Ltd., Vitruvius SICAV Vitruvius Growth Opportunities, and Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P., and SG AM AI EC IV, as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein. Pursuant to an investment management agreement, Galleon International Management, LLC has all investment and voting power with respect to securities held by Galleon International Master Fund, SPC Ltd.- Galleon Multistragey Segregated Portfolio, Galleon EM Technology Segregated Portfolio. Raj Rajaratnam as the managing member of Galleon International Management, LLC controls Galleon International Management, LLC. Pursuant to an investment management agreement, Galleon Special Opportunities Management, LLC has all investment and voting power with respect to securities held by Galleon Special Opportunities Master Fund, SPC Ltd. - Galleon Crossover Segregated Portfolio. Raj Rajaratnam as the managing member of Galleon Special Opportunities Management, LLC Controls Galleon Special Opportunities Management, LLC Each of Raj Rajaratnam, Galleon International Management, L.L.C., and Galleon Special Opportunities Management, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Not Applicable

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Wednesday, May 11, 2007
Date

RAJ RAJARATNAM, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member;
For GALLEON INTERNATIONAL MANAGEMENT LLC, as its Managing Member;
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON SPECIAL OPPORTUNITIES MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON ADMIRAL'S OFFSHORE, LTD.as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For SG AM AI EC IV as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

 For GALLEON SPECIAL OPPORTUNITIES MASTER FUND, SPC LTD. - Galleon Crossover Segregated Portfolio as the Managing Member of Galleon Special Opportunities Management, L.L.C. which in turn is an Authorized Signatory

For GALLEON INTERNATIONAL MASTER FUND SPC, LTD. - Multi Stategy Segregated Portfolio as the Managing Member of Galleon International Management, LLC which in turn, is an Authorized Signatory

Exhibit 1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.in this statement is true, complete and correct.

RAJ RAJARATNAM, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member;
For GALLEON INTERNATIONAL MANAGEMENT LLC, as its Managing Member;
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON SPECIAL OPPORTUNITIES MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON ADMIRAL'S OFFSHORE, LTD.as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For SG AM AI EC IV as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

 For GALLEON SPECIAL OPPORTUNITIES MASTER FUND, SPC LTD. - Galleon Crossover Segregated Portfolio as the Managing Member of Galleon Special Opportunities Management, L.L.C. which in turn is an Authorized Signatory

For GALLEON INTERNATIONAL MASTER FUND SPC, LTD. - Multi Stategy Segregated Portfolio as the Managing Member of Galleon International Management, LLC which in turn, is an Authorized Signatory